EXHIBIT 99.1

A10 Networks Announces Settlement Agreement with VIEX Capital Advisors
Plans to Declassify the Board of Directors and Appoints New Board Member
SAN JOSE, Calif. -- March 16, 2018 -- A10 Networks (NYSE: ATEN), a Reliable Security AlwaysTM company, today announced that it has reached a settlement agreement with VIEX Capital Advisors, which, together with its affiliates, beneficially owns approximately 5.3% of A10’s outstanding shares. Under the terms of the agreement, A10 appointed Tor R. Braham to its board of directors effective March 14, 2018. Additionally, A10’s board of directors will submit for stockholder approval a proposal to declassify the board of directors at its 2018 annual meeting.
“We are pleased to have quickly and collaboratively resolved this matter,” said Lee Chen, chairman, president and chief executive officer of A10 Networks. “A10 has always been committed to the highest standards of corporate governance and after productive consultation with stockholders, we believe that now is the appropriate time to begin the process of declassifying the board of directors. Tor brings valuable experience and perspectives to A10 during this important time for the company and we welcome him to the board of directors.”
Eric Singer, managing member of VIEX Capital Advisors, said, “We applaud A10 for its constructive and collaborative approach to implementing actions that addressed our concerns and will benefit all A10 stockholders. We look forward to continue working constructively with A10.”
If the proposal to declassify the board of directors is approved by stockholders at the 2018 annual meeting, declassification of the board will be implemented on a rolling basis beginning with the 2018 annual meeting such that each director serving as of immediately prior to the opening of the polls at the 2018 annual meeting will serve through the remainder of his term and, in general, each director elected or appointed at or after that meeting will serve a one-year term.
The complete agreement between A10 and VIEX will be included as an exhibit to a current report on Form 8-K, which will be filed by A10 with the Securities and Exchange Commission.
Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as A10’s legal counsel.

Tor R. Braham
Braham served as managing director and global head of technology mergers and acquisitions for Deutsche Bank Securities from 2004 until 2012. Prior to joining Deutsche Bank, Braham served as managing director and co-head, West Coast U.S. technology, mergers and acquisitions for Credit Suisse First Boston from 2000-2004. Braham currently serves as a director of Altaba Inc. and Viavi Solutions Inc. He previously served on the boards of directors of NetApp, Inc., a computer storage and data management company, from September 2013 to March 2016 and Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, from June 2014 to August 2016.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as “will,” “expects,” “plans,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release include, but are not limited to, statements, inferences, beliefs or expectations regarding: the Company’s plans, objectives and intentions that are not historical facts generally.

These statements reflect the current intent, beliefs and expectations of the Company’s management. They involve known and unknown risks, uncertainties and other factors that may cause future events, including the Company’s performance and results to differ materially from those expressed or implied by the forward-looking statements. Factors that may cause actual future events to differ from those in the forward-looking statements include the outcome of the pending investigation and the possibility of adjustments, including material adjustments, to the Company’s financial statements as the investigation progresses. See also the factors described under the heading “Item 1A -- Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, or as otherwise described in our other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

About A10 Networks
A10 Networks (NYSE: ATEN) is a Reliable Security AlwaysTM company, providing a range of high-performance application networking solutions that help organizations ensure that their data center applications and networks remain highly available, accelerated and secure. Founded in 2004, A10 Networks is based in San Jose, Calif., and serves customers globally with offices worldwide. For more information, visit: www.a10networks.com and @A10Networks.
The A10 logo, A10 Networks, A10 Thunder, Reliable Security Always and Secure Application Services are trademarks or registered trademarks of A10 Networks, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

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